Exhibit 99.1

U.S. Gold Corp. CEO Update

ELKO, NV, January 27, 2021 – U.S. Gold Corp. (NASDAQ: USAU) (the “Company”), a gold exploration and development company, is pleased to provide the following CEO Update Letter.

Dear U.S. Gold Corp. Shareholders:

This past year has been a very busy time for U.S. Gold Corp. and I would like to provide an update on the progress of our company since I joined in August 2020. Despite the global impact of the COVID-19 pandemic, U.S. Gold Corp. continued to make significant progress over the recent months. The health and safety of our employees and contractors is paramount, and fortunately, we have had no reported cases of COVID-19 or health safety and environmental incidents.

We are confident that U.S. Gold Corp. provides a promising opportunity. Nevertheless, we are mindful that there is risk involved, as there is risk for all junior exploration and development companies, and this is why we continue to advance in a conservative and methodical manner. We believe we are undervalued compared to our peer companies with similarly defined resources, and we believe there are many opportunities ahead to unlock significant value for our shareholders.

As of the writing of this letter, we believe that we have high potential projects under way in three of the best mining-friendly states in the U.S. – Wyoming, Nevada, and Idaho.

Advancement of the CK Gold Project in Wyoming

Our CK Gold Project, located just outside of Cheyenne, Wyoming, is currently our flagship asset. All of us believe that the CK Gold Project alone is potentially worth more than our current market capitalization. The project has a Preliminary Economic Assessment (PEA) report authored by Mine Development Associates (MDA), first published in 2009 and updated on December 5, 2017, showing a $178.5 million net present value (NPV) at a 5% discount at $1,270 gold and $2.80 copper prices. The projected internal rate of return (IRR) on the project is a robust annualized 33.1%. In March 2020, the Company internally updated the economics of the CK Gold Project deposit using the sensitivity tables in the PEA and reflecting more relevant metal prices ($1,600 gold and $2.80 copper). At these input price levels the deposit shows an NPV at a 5% discount rate of $322.1 million and a projected IRR of 52%. While the study needs a complete update factoring in both inflation and the advances we have made on the project, we believe that they are impressive numbers and illustrate to our shareholders the leverage this type of development project can provide due to the potential continued upside in metals prices.

Suite 102, Box 604 1910 E Idaho Street Elko, NV 89801	www.usgoldcorp.gold ir@usgoldcorp.com +1-800-557-4550

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I conducted extensive due diligence on U.S. Gold Corp. and the CK Gold Project before joining as President and CEO. My analysis showed a viable project in a mining-friendly state with a clear path toward production. As I came on board in August 2020, we decided to enhance the overall scope of the Pre-Feasibility Study (PFS). We expanded the amount of drilling to focus on metallurgy, geology, geo-technical studies, hydrology, and resource expansion. We also initiated environmental baseline studies to start capturing the needed data for a future mine permit application. We reached out to our local neighbors and informed them of our activities and the potential for development and initiated discussions with different Wyoming officials and interested parties to brief them on the project.

We deployed drill rigs to the CK Gold Project in September 2020 and drilled through the end of November 2020. It was a busy field season for us, with lots of activity, as we re-logged the entire historical core and are gaining a much better understanding of the project geology, which will lead to an improved resource interpretation and guide for exploration potential. Having mapped and identified low/no-grade dykes and lithologies favorable to gold and copper mineralization, we hope to enhance the grade of the resource at its core and push out the known limits of mineralization.

In December 2020, we started to announce the results of our preliminary assay results from the first metallurgical holes. These results were very encouraging and showed consistent mineralization, from surface down to the termination of the hole at depth. We believe that this bodes very well for a future production decision. Several holes terminated in attractive grades of 2 g/t gold equivalent, showing there is further exploration potential at depth. Our hole CK20-04bC showed impressive high-grade gold equivalent mineralization from surface down to 77 meters of 5.7 g/t gold equivalent. The CK Gold Project has a higher-grade center that comes right up to surface. This would potentially be the first material that goes to the mill in a future mine plan. This is important as it means the project can potentially generate revenue and cash flow from day one at relatively low cost. At CK Gold there is very little over-burden cover to mine through unlike many projects that have to capitalize a pre-strip, adding delay and cost to the initial project start-up. The first shovels in the ground will be mining mineralized material that would bode well for overall project economics and shorter CAPEX payback periods, should we be successful.

2021 is expected to be a busy year for us in Wyoming, and I would advise you to continue watching for more announcements of our drill results and project updates. Although the entire industry is at the mercy of the assay labs, which have suffered delays due to COVID-19 protocols and limited staffing, we will continue to release future results as they are received and analyzed. We believe we are currently on target to have the PFS completed by the end of the first half of 2021. This updated technical report has the potential to re-rate the project and bring more institutional awareness to our company. I am convinced there is still tremendous potential to unlock for our shareholders at the CK Gold Project. These include:

●	Potential to increase the overall resource
●	Potential to improve the estimated metallurgical recoveries over those reported in the PEA
●	Potential to optimize the historic mine plan through a phased approach targeting better material first and increasing throughput with a view to exceeding 100,000 AuEq ounces per year
●	Potential to have a shovel ready project well ahead of similar projects in the North American jurisdiction due to our location in Wyoming under largely state jurisdiction

We anticipate a positive PFS and plan to continue to advance the project to a full Bankable Feasibility Study and into production. By September of this year, we will have 12 months’ worth of baseline data and should be in a position to file our permit application. We encourage you to continue watching our news and filings throughout this busy year for additional updates.

Suite 102, Box 604 1910 E Idaho Street Elko, NV 89801	www.usgoldcorp.gold ir@usgoldcorp.com +1-800-557-4550

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High Potential Exploration Projects Primed for Discovery in 2021

Our Keystone project in Nevada is a large exploration property, and as demonstrated by the discoveries farther to the north of the Cortez Trend, the lower-plate Wenban formations offer the potential of large sulfide targets. With all our historic work at Keystone over the last several years, we believe we are close to a potential important discovery. Keystone has the right address, right host rocks, and right geochemistry. We have been in discussions with a few interested parties to potentially partner with, to move the future Keystone exploration program forward. In due course, we intend to pursue our very promising deeper targets, but we recognize that Keystone could benefit from a partner who understands the geological potential of the project and is willing to fund the exploration budget this project needs.

Ken Coleman, our Chief Geologist, has been hard at work developing and refining our future proposed exploration plans. As Keystone is on Bureau of Land Management (BLM) Federal Government ground, we need to update our overall permitted disturbance allowed under our effective Plan of Operations (POO). Cultural and environmental surveys are being planned so we can start the dirt work for our needed roads and drill pads before we can mobilize the exploration drill rigs to the project in summer 2021. We will continue to update our shareholders on this high-potential project.

We believe that Maggie Creek is a high-potential gold exploration opportunity. It is located on the Carlin Trend, close to Newmont’s Gold Quarry Mine and adjacent Newmont’s Rainbow deposit. Preliminary geological interpretations show major structures could extend onto the property. Our Chief Geologist Ken Coleman coordinated a district-wide gravity survey at Maggie Creek in 2020. This is the first time this has been done on all the Maggie Creek claims. More work is being done and future exploration programs are currently being designed. The project looks very perspective and we all believe that the Maggie Creek area has the potential for world-class gold discoveries.

Our Challis Gold Project is located in Idaho, about 75 kilometers southwest of Salmon. Challis has a historic (not current) 43-101 geological report showing a 313,825-ounce gold resource at a grade of 1.22 grams per ton. We believe that the project has a potential low strip ratio and excellent upside potential. This historic resource is located on just a small section of the project claims. Plans are in the works for detailed mapping, and initial soil sampling is already ongoing. In addition, we are starting the permitting process to get a plan of operations in place at the Challis Gold Project. Stay tuned in 2021 for further updates.

Corporate Operating Highlights

We are one of the few exploration and development companies listed on the Nasdaq. We have a tight share structure, with just under six million shares of common stock outstanding. Additionally, U.S. Gold Corp. currently has no long-term debt and a solid cash balance.

Gold exploration is a high-risk business, but the potential rewards can be substantial when discoveries are found and promising projects are moved toward production. Our entire team is working daily as hard as we can, with a sole focus on moving all of our projects forward to enhance shareholder value. On behalf of the entire management team and Board of Directors, we would like to thank you for your support as we continue to advance the company.

Suite 102, Box 604 1910 E Idaho Street Elko, NV 89801	www.usgoldcorp.gold ir@usgoldcorp.com +1-800-557-4550

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Sincerely yours,

U.S. Gold Corp.

George Bee

President and Chief Executive Officer

For more information, I encourage you to contact the Company, at ir@usgoldcorp.gold or visit the web site at www.usgoldcorp.gold

U.S. Gold Corp. periodically sends news via email to its shareholders and interested investors. If you would like to receive these communications, please sign up to receive U.S. Gold Corp. news releases at: http://ir.usgoldcorp.gold/

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King, now the CK Gold Project, is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. The Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this shareholder letter are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, COVID-19 risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future drilling programs, the success or failure of future drilling programs, changes to assumptions contained in the PEA, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

Suite 102, Box 604 1910 E Idaho Street Elko, NV 89801	www.usgoldcorp.gold ir@usgoldcorp.com +1-800-557-4550

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Cautionary Note to U.S. Investors Concerning Mineral Resources

We may use certain terms on this press release, which are defined in Canadian Institute of Metallurgy guidelines, the guidelines widely followed to comply with Canadian National Instrument 43-101-- Standards of Disclosure for Mineral Projects (“NI 43-101”). We advise U.S. investors that these terms are not recognized by the United States Securities and Exchange Commission (the “SEC”). However, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. Note that a preliminary economic assessment is preliminary in nature, and it includes Inferred mineral resources that are considered too speculative geologically to have the economic considerations applied that would enable them to be classified as mineral reserves, and there is no certainty that the preliminary assessment will be realized.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold

Suite 102, Box 604 1910 E Idaho Street Elko, NV 89801	www.usgoldcorp.gold ir@usgoldcorp.com +1-800-557-4550

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